Exhibit 10.44
NEWBRIDGE BANCORP
AMENDED AND RESTATED
COMPREHENSIVE EQUITY COMPENSATION PLAN FOR DIRECTORS AND EMPLOYEES
Section 1. Purpose.
     The purpose of the NewBridge Bancorp Amended and Restated Comprehensive Equity Compensation Plan for Directors and Employees (formerly the LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees) (the “Plan”) is to provide an incentive to employees of NewBridge Bancorp (successor to LSB Bancshares, Inc.) (the “Company”) and its subsidiaries to achieve long-range goals, to aid in attracting and retaining employees and directors of outstanding ability and to closely align their interests with those of shareholders. This Plan amends and restates the LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees approved on April 21, 2004 (the “2004 Plan”), which, in turn, replaced the following plans: the 1994 Director Stock Option Plan, the 1986 Employee Incentive Stock Option Plan, the 1996 Omnibus Stock Incentive Plan and the LSB Bancshares, Inc. Amended and Restated Deferred Compensation Plan for Directors (collectively, the “Prior Plans”). No further awards or grants shall be provided under the Prior Plans on or after the effective date of this Plan, but any awards or grants provided under the Prior Plans prior to the effective date of this Plan shall remain outstanding in accordance with their respective terms. This Plan is being amended and restated in order to bring the 2004 Plan into compliance with Section 409A of the Internal Revenue Code, including regulations and guidance issued thereunder (“Section 409A”).
Section 2. Effective Date of Plan.
     Except as otherwise provided herein, the Plan as amended and restated shall be effective on the date of its approval by the Board.
Section 3. Eligibility.
(a) Any individual who is employed by (including any officer) or who serves as a member of the board of directors of the Company or any Affiliate shall be eligible to be selected to receive an Award under the Plan.
(b) An individual who has agreed to accept employment by the Company or an Affiliate shall be deemed to be eligible for Awards hereunder as of the date of such agreement.
(c) Holders of options and other types of equity-based awards grated by any entity acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder.
Section 4. Administration.
(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three directors, each of whom shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission, and each of whom shall be a “Non-Employee Director”, as defined from time to time for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder. The Board may designate one or more directors who meet the above criteria as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.
(b) Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be grated to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares, other securities, other Awards, or other property, or canceled, forfeited or suspended, and the methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan (provided that any portion of the Plan, instrument or agreement subject to Section 409A shall be interpreted and administered in compliance with Section 409A); (vii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any determination and take any action that the Committee deems necessary or desirable in connection with the administration of the Plan; provided, however, that any actions and/or determinations by the Committee shall comply with Section 409A to the extent Section 409A applies to Awards under the Plan and any portions of the Plan.
(c) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, any Affiliates, the shareholders and the Participants.
Section 5. Shares Available For Awards.
(a) Subject to adjustment as provided in this Section 5, a total of Seven Hundred and Fifty Thousand (750,000) Shares shall be available for issuance pursuant to Awards under the Plan.
(b) If, after the effective date of the Plan, any Shares covered by an Award other than a Substitute Award, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan. Notwithstanding the foregoing, to the extent an Award granted hereunder is payable under the express terms of the Award Agreement entirely in cash or cash installments, the Shares to which the Award relates shall not count against the limitation specified in Section (a) and any subsequent payment, exercise, forfeiture, cancellation or other disposition of such an Award shall not result in any adjustments in the Shares available for issuance pursuant to this Section 5.
(c) In the event that any Option or other Award granted hereunder (other than a Substitute Award) is exercised through the delivery of shares, or in the event that withholding tax liabilities arising from such Option or Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld.
(d) Any shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares.

(e) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 5(a), (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number. Provided, however, that no adjustment shall be made if the adjustment would cause an Award that is not subject to Section 409A prior to the adjustment become subject to Section 409A as a result of the adjustment.
(f) Shares underlying Substitute Awards shall not count against the limit specified in Section 5(a) and shall not reduce the number of Shares remaining available for issuance under the Plan.
Section 6. Options.
(a) The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.
(b) The purchase price per Share under an Option shall be determined by the Committee; provided, however, that except in the case of Substitute Awards, such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option. The granting of discounted Non-Qualified Stock Options in expressly prohibited under this Plan.
(c) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof.
(d) The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect thereto may be made or deemed to have been made.
(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the following provisions to the extent necessary to satisfy the requirements of Section 422 of the Code:
(i)	Incentive Stock Options shall be granted only to Participants who are employees described in Section 422(a)(2) of the Code.

(ii)	The Incentive Stock Option exercise price per Share shall be set in the Award Agreement, and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share at the time of the grant.

(iii)	The Incentive Stock Option shall expire not later than 10 years after the grant date, or such shorter period as may be specified in the Award Agreement. In addition, the Incentive Stock Option shall lapse and cease to be exercisable no later than three months following the participant’s termination of Service, unless:
A.	the Participant’s termination of Service is a result of death or Disability, in which event the Incentive Stock Option shall lapse and cease to be exercisable no later than one year after the date of death or Disability; or

B.	the Participant dies following the termination of Service and while the Incentive Stock Option is still exercisable, in which event the Incentive Stock Option shall lapse and cease to be exercisable no later than one year after the date of death.
(iv)	The aggregate Fair Market Value, determined as of the Option grant date, of the Shares with respect to which Incentive Stock Options are first exercisable during any calendar year by any Participant shall not exceed one hundred thousand dollars ($100,000). However, to the extent permitted under Section 422 of the Code, if the exercisability of an Incentive Stock Option is accelerated by reason of a Change in Control, or otherwise pursuant to Section 6(f) or Section 12(b), any portion of such Option that is not exercisable as an Incentive Stock Option by reason of the one hundred thousand ($100,000) limitation shall be treated as a Non-Qualified Stock Option.

(v)	Incentive Stock Options shall be granted only to an eligible Participant who, at the time of the Option grant date, does not own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company; provided, however, the foregoing restriction shall not apply if at the time of the Option grant date the exercise price per Share for the Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the grant date and such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the Option grant date.

(vi)	Subject to the Plan-wide Award limit specified in Section 5(a), the maximum number of Shares subject to Incentive Stock Option Awards shall be Five Hundred Thousand (500,000). This Incentive Stock option limitation shall be subject to adjustment as provided in Section 5(e), but shall not be otherwise subject to adjustment for forfeited, cancelled or exercised Incentive Stock Options.

(vii)	The Committee may adopt any other terms and conditions which it determines should be imposed for the Incentive Stock option to qualify under Section 422 of the Code and any regulations promulgated thereunder.
(f) The provisions of this Section 6(f) shall apply only to a Participant’s Employee Awards. Except as otherwise provided in the Award Agreement for the Option, and subject to any further limitations imposed by Section 6(e) in the case of any Incentive Stock Option:

(i)	upon a Participant’s Involuntary Termination for Cause (including but not limited to an Involuntary Termination for Cause that occurs after the Participant would otherwise have been eligible for Retirement), all Options held by the Participant under Employee Awards shall be canceled as of the date of termination.

(ii)	upon a Participant’s termination of Service on account of Disability, a Participant’s voluntary termination of Service on account of Retirement, or a Participant’s Involuntary Termination without Cause, each Option held by the Participant under an Employee Award shall be exercisable to the extent of the total number of Shares subject to the Option, irrespective of the extent to which such Option would otherwise have been exercisable at the date of Retirement or Disability pursuant to the terms of the applicable Award Agreement, and such Option shall otherwise remain in full force and effect in accordance with its terms.

(iii)	upon a Participant’s termination of Service on account of death, each Option held by the Participant under an Employee Award shall be exercisable by the Participant’s estate, or by any individual who acquires the right to exercise such Option by reason of the Participant’s death, to the extent of the total number of Shares subject to the Option, irrespective of the extent to which such Option would have otherwise been exercisable at the date of death pursuant to the terms of the applicable Award Agreement, and such Option shall otherwise remain in full force and effect in accordance with its terms.

(iv)	upon a Participant’s voluntary termination of Service for any reason other than Retirement, death or Disability, Options held by the Participant under an Employee Award shall remain exercisable only for 90 days after such termination (but not after the expiration date of such Options), and only to the extent such Options were exercisable at the date of termination pursuant to the terms of the applicable Award Agreement. However, if the Participant should die within the 90 day period after such termination of Service, the Options held by the Participant under an Employee Award may be exercised by the Participant’s estate, or by any individual who acquires the right to exercise by reason of the Participant’s death, at any time within a period of one year after the date of death (but not after the expiration date of the Options) to the extent such Options were exercisable at the date of termination pursuant to the terms of the applicable Award Agreement.
(g) The provisions of this Section 6(g) shall apply only to a Participant’s Director Awards. Except as otherwise provided in the applicable Award Agreement:
(i)	upon the termination of the Participant’s Service as a director for any reason after Normal Retirement or at any time by reason of death or Disability, any unexercised Non-Qualified Stock Options granted under a Director Award shall be exercisable to the extent of the total number of Shares subject to the Option, irrespective of the extent to which such Option would otherwise have been exercisable at the date of termination pursuant to the terms of the applicable Award Agreement, and such Option shall otherwise remain in full force and effect in accordance with its terms. In the case of the Participant’s death, the Option may be exercised by the Participant’s estate, or by any individual who acquires the right to exercise by reason of the Participant’s death.

(ii)	upon the termination of the Participant’s Service as a director prior to Normal Retirement for any reason other than death or Disability, any unexercised Non-Qualified Stock Options granted under a Director Award shall remain exercisable only for 90 days after such termination pursuant to the terms of the applicable Award Agreement.
(h) It is intended that the Options issued hereunder fall within the safe harbor provided by Section 409A such that the Options fall outside the scope of Section 409A and are not required to comply with the Section 409A requirements. This Plan, the Award Agreements, and the Options will be administered and interpreted in a manner consistent with the intent set forth in this Section 6(h).
(i) Options shall not entitled the Participant to any shareholder rights (including voting and dividends) until the Option has been properly exercised, the Participant has paid for the Shares and become a holder of record, and then only with respect to those Shares so purchased.
Section 7. Restricted Stock And Restricted Stock Units.
(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.
(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
(d) The provisions of this Section 7(d) shall apply only to a Participant’s Employee Awards of Restricted Stock and Restricted Stock Units, except as otherwise provided in the Award Agreement.
(i)	upon a Participant’s termination of Service on account of death or Disability, a Participant’s voluntary termination of Service on account of Retirement, or a Participant’s Involuntary Termination without Cause, any and all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units granted to the Participant under Employee Awards shall lapse.

(ii)	upon a Participant’s voluntary termination of Service for any reason other than Retirement, death or Disability, all Shares of Restricted Stock or Restricted Stock Units held by the Participant under Employee Awards shall be forfeited as of the date of termination.

(iii)	upon a Participant’s Involuntary Termination for Cause (including but not limited to an Involuntary Termination for Cause that occurs after the participant would otherwise have been eligible for Retirement), all Shares of Restricted Stock or

Restricted Stock Units held by the Participant under Employee Awards shall be forfeited as of the date of termination.
(e) The provisions of this Section 7(e) shall apply only to a Participant’s Director Awards of Restricted Stock and Restricted Stock Units, except as otherwise provided in the applicable Award Agreement:
(i)	upon the termination of the Participant’s Service as a director for any reason after Normal Retirement or at any time by reason of death or Disability, any and all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units granted to the Participant under Director Awards shall lapse.

(ii)	upon the termination of the Participant’s Service as a director prior to Normal Retirement for any reason other than death or Disability, all shares of Restricted Stock or Restricted Stock Units held by the Participant under Director’s Awards shall be forfeited as of the date of termination.
(f) The provisions of this Section 7(f) apply only to an Award of Restricted Stock. Awards of Restricted Stock shall only become unrestricted and vest in the Participant in accordance with such vesting schedule relating to the service performance restriction applicable to such Restricted Award as set forth in the relevant Award Agreement. The restriction period shall be two (2) years and one day of continued service with the Company (i) as an employee or (ii) as a director, as applicable, after the date on which such Award is granted unless the Award Agreement specifically provides otherwise. The Committee may, in its discretion, establish a shorter restriction period by specifically providing for such shorter period in the Award Agreement; however, in no event shall the restriction period be less than one (1) year and one day of continued service with the Company (i) as an employee or (ii) as a director, as applicable, after the date on which such Award is granted. During the restriction period applicable to an Award of Restricted Stock, such Award shall be unvested and a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of or hypothecate such Award. Upon satisfaction of the vesting schedule and any other applicable restrictions, terms and conditions, the Participant shall be entitled to receive delivery of shares of unrestricted stock representing the Shares of Restricted Stock that have become vested and unforfeitable on or before the thirtieth (30th) day following vesting.
(g) The provisions of this Section 7(g) apply only to an Award of Restricted Stock Units. Once the restrictions imposed on an Award of Restricted Stock lapse and the Restricted Stock Units are vested, the Shares will be delivered to the Participant on or before the thirtieth (30th) day following vesting. Provided, however, that if Section 409A applies to an Award of Restricted Stock Units and the Participant is a Specified Employee at the time of vesting, the Shares shall not be delivered until the first day of the seventh (7th) month following the month in which vesting occurs.
(h) It is intended that all Awards of Restricted Stock and Restricted Stock Units fall within the restricted stock and/or short term deferral exemptions provided by Section 409A such that the Awards fall outside the scope of Section 409A and are not required to comply with the Section 409A requirements. This Plan, the Award Agreements, and the Awards of Restricted Stock and/or Restricted Stock Units will be administered and interpreted in a manner consistent with the intent set forth in this Section 7(h).

(i) Unless specifically provided otherwise in the Award Agreement, neither Awards of Restricted Stock nor Awards of Restricted Stock Units shall entitle the Participant to any shareholder rights (including voting and dividends) until the Awards have fully vested, and Shares have been released from all restrictions in the case of Restricted Stock, and Shares have been delivered to the Participant in the case of Restricted Stock Units.
Section 8. Performance Units.
(a) The Committee is hereby authorized to grant Awards of Performance Units to Participants.
(b) Subject to the terms of the Plan, a Performance Unit granted under the Plan (i) may be denominated or payable in cash, Shares including, without limitation, Restricted Stock), other securities, other Awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Unit, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish and set forth in the Award Agreement. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Unit granted and the amount of any payment or transfer to be made pursuant to any Performance Unit shall be determined by the Committee.
(c) The performance period established by the Committee and set forth in the Award Agreement must be at least twelve consecutive months.
(d) Performance periods may overlap each other from time to time, and the Committee may set different performance periods for different performance goals.
(e) The Committee shall establish performance goals for each performance period prior to the commencement of such performance period and the performance goals shall be set forth in the Award Agreement. The Committee shall also establish in the Award Agreement a written schedule or schedules for such Performance Units setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the performance goals at the end of the relevant performance period(s).
(f) In setting performance goals, the Committee may use, but shall not be limited to, such measures as total shareholder return, return on average equity, return on average assets, return on average earning assets, net earnings per share growth, comparisons to peer companies, divisional goals, individual or aggregate Participant performance or such other measure or measures of performance as the Committee, in its sole discretion, may deem appropriate.
(g) The provisions of this Section 8(g) shall apply only to a Participant’s Employee Awards for Performance Units. Except as otherwise provided in the Award Agreement:
(i)	in the event of a Participant’s voluntary termination of Service on account of Retirement prior to the expiration of any performance period applicable to a Performance Unit granted to the Participant under an Employee Award, the Participant shall be entitled to receive following the expiration of such performance period a pro-rata portion of any amount otherwise payable with respect to, or a pro-rata right to exercise, the Performance Unit.

(ii)	upon a Participant’s termination of Service on account of death prior to the expiration of any performance period applicable to a Performance Unit granted to the Participant under an Employee Award, the Participant’s estate shall receive a partial payment with respect to, or a partial right to exercise, such Performance Unit, based on the level of progress toward achievement of the applicable performance goals through the date of death as determined by the Committee.

(iii)	upon a Participant’s termination of Service on account of Disability prior to the expiration of any performance period applicable to a Performance Unit granted to the Participant under an Employee Award, the Participant shall receive a partial payment with respect to, or a partial right to exercise, such Performance Unit, based on the level of progress toward achievement of the applicable performance goals through the date of death as determined by the Committee.

(iv)	upon a Participant’s Involuntary Termination without Cause prior to the expiration of any performance period applicable to a Performance Unit granted to the Participant under an Employee Award, the Participant shall receive a partial payment with respect to, or a partial right to exercise, such Performance Unit, based on the level of progress toward achievement of the applicable performance goals through the date of death as determined by the Committee.

(v)	upon a Participant’s voluntary termination of Service for any reason other than Retirement, death or Disability, all Performance Units held by the Participant under an Employee Award shall be canceled as of the date of termination.

(vi)	upon a Participant’s Involuntary Termination for Cause (including but not limited to an Involuntary Termination for Cause that occurs after the participant would otherwise have been eligible for Retirement), all Performance Units held by the Participant under Employee Awards shall be canceled as of the date of termination.
(h)	The provisions of this Section 8(h) shall apply only to a Participant’s Director Awards of Restricted Stock and Restricted Stock Units, except as otherwise provided in the applicable Award Agreement:
(i)	upon the termination of the Participant’s Service as a director for any reason after Normal Retirement or at any time by reason of death or Disability prior to the expiration of any performance period applicable to a Performance Unit granted to the Participant under Director Award, the Participant (or his estate) shall receive upon such termination a partial payment with respect to, or a partial right to exercise, such Performance Unit, based on the level of progress toward the achievement of the applicable performance goals through such termination as determined by the Committee.

(ii)	upon the termination of the Participant’s Service as a director prior to Normal Retirement for any reason other than death or Disability, all shares of Performance Units held by the Participant under Director’s Awards shall be canceled as of the date of termination.
(i) With respect to each Performance Unit, the Participant shall, if the applicable Performance Goals have been satisfied during the relevant performance period(s), be entitled to receive payment in an amount equal to the designated value of each Performance Unit awarded times the number of such Performance Units so earned. Payment in settlement of earned Performance Units shall be made on or before the 30th day following the conclusion of the applicable performance period(s) in cash, in shares of unrestricted stock or in Restricted Stock, as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement. Provided, however, that if, at the time for payment the Participant is a Specified Employee, payment shall not be made until the first day of the seventh (7th) month following the month in which payment would otherwise have been made.
Section 9. Stock Appreciation Rights and Other Stock-Based Awards.
(a) The Committee is hereby authorized to grant to Participants such Awards (including, without limitation, Stock Appreciation Rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, and subject to Section 409A to the extent it applies to such rights, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 9 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.
(b) The provisions of this Section 9(b) shall apply only to a Participant’s Employee Awards of Stock Appreciation Rights or Other Stock-Based Awards. Except as otherwise provided in the Award Agreement for the Stock Appreciation Right or Other Stock-Based Award:
(i)	upon a Participant’s Involuntary Termination for Cause (including but not limited to an Involuntary Termination for Cause that occurs after the Participant would otherwise have been eligible for Retirement), all Stock Appreciation Rights and Other Stock-Based Awards held by the Participant under an Employee Award shall be canceled as of the date of termination.

(ii)	upon a Participant’s termination of Service on account of Disability, a Participant’s voluntary Termination of Service on Account of Retirement, a Participant’s Involuntary Termination without Cause, each Stock Appreciation Right and Other Stock-Based Award held by the Participant under an Employee Award, the Participant shall be exercisable to the extent of the total number of Shares subject to the Stock Appreciation Rights or Other Stock-Based Award, irrespective of the extent to which such Award would otherwise have been exercisable at the date of Retirement or Disability pursuant to the terms of the applicable Award Agreement, and such Stock Appreciation Right or Other Stock-Based Award shall otherwise remain in full force and effect in accordance with its terms.

(iii)	upon a Participant’s termination of Service on account of death, each Stock Appreciation Right and Other Stock-Based Right held by the Participant under an Employee Award shall be exercisable by the Participant’s estate, or by any individual who acquires the right to exercise such Award by reason of the Participant’s death, to the extent of the total number of Shares subject to the Stock Appreciation Rights or Other Stock-Based Award, irrespective of the extent to which such Award would otherwise have been exercisable at the date of Retirement or Disability pursuant to the terms of the applicable Award Agreement, and such Stock Appreciation Right or Other Stock-Based Award shall otherwise remain in full force and effect in accordance with its terms.

(iv)	upon a Participant’s voluntary termination of Service for any reason other than Retirement, death or Disability, the Stock Appreciation Rights and Other Stock-Based Awards held by the Participant under an Employee Award shall remain exercisable only for 90 days after such termination (but not after the expiration date of such Awards) to the extent such Awards were exercisable at the date of termination pursuant to the terms of the applicable Award Agreement. However, if the Participant should die within the 90 day period after such termination of Service, the Stock Appreciation Rights and Other Stock-Based Awards held by the Participant under an Employee Award may be exercised by the Participant’s estate, or by any individual who acquires the right to exercise by reason of the Participant’s death, at any time within a period of one year after the date of death (but not after the expiration date of the Awards) to the extent such Awards were exercisable at the date of termination pursuant to the terms of the applicable Award Agreement.
(c) The provisions of this Section 9(c) shall apply only to a Participant’s Director Awards of Stock Appreciation Rights or Other Stock-Based Awards. Except as otherwise provided in the applicable Award Agreement:
(i)	upon the termination of the Participant’s Service as a director for any reason after Normal Retirement or at any time by reason of death or Disability, any unexercised Stock Appreciation Rights and Other Stock-Based Awards held by the Participant under a Director Award shall be exercisable to the extent of the total number of Shares subject to the Stock Appreciation Rights or Other Stock-Based Award, irrespective of the extent to which such Award would otherwise have been exercisable at the date of termination pursuant to the terms of the applicable Award Agreement, and such Stock Appreciation Rights or Other Stock-Based Award shall otherwise remain in full force and effect in accordance with its terms.

(ii)	upon the termination of the Participant’s Service as a director prior to Normal Retirement for any reason other than death or Disability, all Stock Appreciation Rights and Other Stock-Based Awards held by the Participant under a Director Award shall be canceled as of the date of termination.
(d) A Participant’s Stock Appreciation Rights Award shall not entitle the Participant to dividend equivalents or similar other rights with respect to the Stock Appreciation Rights Award.
(e) Stock Appreciation Rights Awards, and the related payments to Participants in settlement of vested Stock Appreciation Rights, are intended to be taxed under the provisions of Section 83 of the Code, and are not intended to provide for the deferral of compensation within the meaning of Section 409A. Thus, it is intended that the Stock Appreciation Rights awarded under this Section 9 fall outside the scope of Section 409A and are not required to comply with the Section 409A requirements. The Plan and Stock Appreciation Rights awarded under this Section 9 will be administered and interpreted in a manner consistent with the intent set forth in this Section 9(e).

(f) The base value of each Stock Appreciation Right shall be equal to the Fair Market Value of a share on the date of the Award. Awards of discounted Stock Appreciation Rights are expressly prohibited.
(g) This Section 9(g) shall apply to any Other Stock-Based Award that is issued and is subject to Section 409A. In the case of such an Award, payment of any such Award shall be made as specifically provided for in the Award Agreement, and such payment provisions will be in compliance with Section 409A. At the time of payment, if the Participant is a Specified Employee, no payment will be made until the first day of the seventh (7th) month following the date the payment would otherwise have been made under the terms of the Award Agreement if the Participant had not been a Specified Employee at the time of payment.
Section 10. General Provisions Applicable To Awards.
(a) Each Award shall be evidenced by a written Award Agreement, the terms of which shall be determined by the Committee.
(b) Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.
(c) Each Award may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award. An Award grated in addition to or in tandem with another Award may be granted either at the same time as or at a different time from the grant of such other Award.
(d) Subject to the terms of the Plan and the applicable Award Agreement, payments or transfers to be made by or to the Company upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine including, without limitation, cash, Shares, or other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.
(e) Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in no event shall the Company or any Affiliate extend credit or loan funds to any Participant in connection with the exercise of an Award. The Company may establish, maintain and/or facilitate a broker-assisted cashless exercise program.
(f) Unless the Committee shall otherwise determine, no Award and no right under any Award shall be assignable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution, and each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not preclude forfeiture of an Award in accordance with the terms of the Plan or the applicable Award Agreement.
(g) All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the

Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
(h) If the Committee intends that an Award (other than an Option or Stock Appreciation Right) to a member of the Executive Group should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the applicable Award Agreement shall include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, or one or more Performance Measures. For any Award subject to any such pre-established formula, no more than Fifty- Thousand (50,000) shares of Common Stock can be paid in satisfaction of such Award to any Participant, subject to adjustment as provided in Section 5(e). Notwithstanding any provision of this Plan to the contrary, the Committee shall not be authorized to increase the amount payable under any Award to which this Section 10(h) applies upon attainment of such pre-established formula.
Section 11. Change in Control.
(a) Unless specifically provided to the contrary in any Award Agreement, and notwithstanding any provision herein to the contrary, upon a Change in Control all outstanding Awards shall become fully vested and exercisable, and any restrictions applicable to any outstanding Award shall automatically lapse.
(b) Any provision of the Plan or any Award Agreement to the contrary, a provision may be made in writing in connection with the Change in Control for the assumption of the Award in connection with the consummation of a Change in Control.
Section 12. Amendments And Termination.
(a) Except to the extent expressly prohibited by applicable law and unless otherwise expressly provide in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that:
(i)	no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply.

(ii)	no such amendment or alteration shall increase the number of Shares available for issuance pursuant to Awards under the Plan without shareholder approval.

(iii)	no such amendment, alteration, suspension, discontinuation or termination shall be made without the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award.
(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award previously granted, prospectively or retroactively, without the consent of any affected Participant or holder or beneficiary of an Award; provided, however, that:

(i)	no such action shall impair the vested rights of any affected Participant or holder or beneficiary under any Award previously granted under the Plan.

(ii)	except as provided in Section 5(e), no such action shall reduce the exercise price, grant price or purchase price of any Award established at the time of grant thereof.

(iii)	the Committee’s authority under this Section 12(b) is limited in the case of Awards subject to Section 10(h), as set forth in Section 10(h).
(c) Except as provided in Section 10(h), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(e)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(d) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry out the purpose and intent of the Plan and the applicable Award.
(e) Notwithstanding any provision in the Plan to the contrary, no amendment, adjustment, suspension, discontinuation or termination shall be made or adopted unless it complies with Section 409A if Section 409A applies to the Award or portion of the Plan at issue.
Section 13. Miscellaneous.
(a) No employee, director, Participant or other individual shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, directors, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards and Award Agreements need not be the same with respect to each recipient.
(b) The Committee may delegate to one or more officers or employees of the Company, or a committee of such officers or employees, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, employees who are not officers or directors of the Company for purposes of section 16 of the Securities Exchange Act of 1934, as amended; provided, however, that any delegation to management shall conform with the requirements of the corporate law of the State of North Carolina and with the requirements, if any, of the National Association of Securities Dealers, Inc., in either case as in effect from time to time, and shall also conform with the requirements of Section 409A to the extent that the actions relate to an Award subject to Section 409A.
(c) The Company shall be authorized to withhold from any Award grated or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards, or other property) of income or other taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and shall take such other action (including, without limitation, providing for elective payment of such amounts in cash, Shares, other securities, other Awards or other property by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(d) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(e) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the Participant except as set forth in the applicable Award Agreement.
(f) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any individual or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, individual or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.
(g) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other individual. To the extent that any individual acquires a right to receive payment from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(h) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement, and when any provision hereof may entitle the Participant to a fractional share, such fractional share shall be disregarded.
Section 14. Duration Of The Plan.
     No Award shall be granted under the Plan after the Expiration Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to the Expiration Date shall remain exercisable or otherwise extend beyond such Expiration Date in accordance with its terms as set forth in the Award Agreement, and so long as the Award remains exercisable or otherwise continues in effect the Committee shall retain its power and authority to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the Board shall retain its power and authority to amend the Plan. Provided, that any such actions by the Committee and/or the Board shall comply with Section 409A to the extent Section 409A applies to any Award.
Section 15. Definitions.
(a) “Affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by or is under common control with, the Company, as determined by the Committee.
(b) “Award” shall mean any Option, award of Restricted Stock, Restricted Stock Unit, Performance Unit, Stock Appreciation Right or other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which shall be signed by the Company or Committee and which may, but need not, be executed or acknowledged by a Participant.
(d) “Board” shall mean the board of directors of the Company.
(e) “Cause” shall mean, except as provided in the applicable Award Agreement, any of the following:
(i)	Use of illegal drugs by the Participant;

(ii)	Any material breach by the Participant of any covenant causing material injury to the Company or Affiliate to the business reputation of the Company or Affiliate;

(iii)	Any willful act or omission of the Participant which is injurious to the Company or Affiliate or to the business reputation of the Company or Affiliate;

(iv)	The dishonesty, fraud, malfeasance, negligence or misconduct of the Participant;

(v)	The conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude by the Participant;

(vi)	Failure of the Participant to materially comply with the policies of the Company and its Affiliates;

(vii)	The continued failure of the Participant to perform substantially the Participant’s duties with the Company and its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Company which specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties.

(viii)	Failure of the Participant to materially follow lawful instructions of the Board.
(f) Unless otherwise provided in the applicable Award Agreement, a “Change in Control” occurs if there is a “change in control” as defined by Section 409A. As of the date of the amendment and restatement of this Plan, Section 409A provides that a “change in control” means (i) a Change of Ownership; (ii) a Change in Effective Control; or (iii) a Change of Asset Ownership; in each case, as defined herein.
(i)	“Change of Ownership” shall be deemed to have occurred on the date one person (or group) acquires ownership of stock of the Company that, together with stock previously held, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided that such person (or group) did not previously own 50% or more of the value or voting power of the stock of the Company.

(ii)	“Change in Effective Control” shall be deemed to have occurred on the date either (A) one person (or group) acquires (or has acquired during the preceding 12 months) ownership of stock of the Company possessing 30% or more of the total voting power of the Company’s stock or (B) a majority of the Company’s Board of Directors is replaced during any 12 month period by directors whose election is not endorsed by a majority of the members of the Company’s Board of Directors prior to such election.

(iii)	“Change of Asset Ownership” shall be deemed to have occurred on the date one person (or group) acquires (or has acquired during the preceding 12 months) assets from the Company that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all the Company’s assets immediately prior to such acquisition.
(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(h) “Committee” shall mean the Stock Option and Compensation Committee of the Board or such other committee as may be designated by the Board.
(i) “Company” shall mean NewBridge Bancorp.
(j) “Director Awards” shall mean Awards granted to the Participant in connection with or on account of his Service as a member of the board of directors of the Company or an Affiliate. Awards granted to the participant in connection with or on account of Service as an employee of the Company or an Affiliate shall not be considered Director Awards for purposes of the Plan.
(k) “Disability” shall mean the date on which a Participant who has received an Award becomes totally and permanently disabled as defined herein. A Participant shall be considered totally and permanently disabled if he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for at least 3 months under an accident and health plan covering employees of the Participant’s employer, or (iii) is determined to be totally disabled by the Social Security Administration.
(l) “Employee Awards” shall mean Awards granted to the Participant in connection with or on account of his Service as an employee of the Company or an Affiliate. Awards granted to the Participant in connection with or on account of Service as a member of the board of directors of the Company or an Affiliate shall not be considered Employee Awards for purposes of the Plan.
(m) “Executive Group” shall mean every individual who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the Award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 for that taxable year.
(n) “Expiration Date” shall mean April 21, 2014, the tenth anniversary of the Plan’s original effective date.
(o) “Fair Market Value” shall mean means the market price per share of the Company’s Common Stock determined by the Committee, consistent with the requirements of Sections 409 and 422 of the Code and to the extent consistent therewith, determined as follows, as of the date specified in the context within which such term is used:

(i)	When there is a public market for the Common Stock, the Fair Market Value shall be determined by (A) the closing price for a share on the market trading day on the date of the determination (and if a closing price was not reported on that date, then the arithmetic mean of the closing bid and asked prices at the close of the market on that date, and if these prices were not reported on that date, then the closing price on the last trading date on which a closing price was reported) on the stock exchange or national market system that is the primary market for the Shares; and (B) if the shares are not traded on such stock exchange or national market system, the arithmetic mean of the closing bid and asked prices for a share on the Nasdaq Small Cap Market for the day prior to the date of the determination (and if these prices were not reported on that date, then on the last date on which these prices were reported), in each case as reported in The Wall Street Journal or such other source that the Committee considers reliable in its exclusive discretion.

(ii)	If the Committee, in its exclusive discretion, determines that the foregoing methods do not apply or produce a reasonable valuation, then Fair Market Value shall be determined by an independent appraisal that satisfies the requirements of Code Section 401(a)(28)(C) as of a date within twelve (12) months before the date of the transaction for which the appraisal is used, e.g., the date of grant of an Award (the “Appraisal”). If the Committee, in its exclusive discretion, determines that the Appraisal does not reflect information available after the date of the Appraisal that may materially affect the value of the shares, then Fair Market Value shall be determined by a new Appraisal.

(iii)	The Committee shall maintain a written record of its method of determining Fair Market Value.
(p) “Incentive Stock Option” shall mean an Employee Award in the form of an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that meets the requirements of Section 422 of the Code.
(q) “Involuntary Termination” shall mean a Company-initiated (or Affiliate-initiated) termination of a Participant’s Service as an Employee.
(r) “Non-Qualified Stock Option” shall mean an Award in the form of a option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.
(s) “Normal Retirement” shall mean, except as otherwise provided in the Award Agreement, the Participant’s retirement as a director of the Company in accordance with the Company’s By-Laws. Provided, however, that if Normal Retirement triggers a payment under an Award that is subject to Section 409A, then the director must have incurred a Separation from Service” as defined herein and in accordance with Section 409A.
(t) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
(u) “Other Stock-Based Award” shall mean any right granted under Section 9.
(v) “Participant” shall mean an individual granted an Award under the Plan.
(w) “Performance Measure” shall mean an objective performance goal based on business criteria that apply to an individual, a business unit, an Affiliate, or the Company as a whole.

(x) “Performance Unit” shall mean any right granted under Section 8.
(y) “Plan” shall mean this NewBridge Bancorp Amended and Restated Comprehensive Equity Compensation Plan for Directors and Employees.
(z) “Restricted Stock” shall mean any Share granted under Section 7.
(aa) “Restricted Stock Unit” shall mean a contractual right granted under Section 7 that is denominated in Shares. Each Unit represents a right to receive the value of one Share (or a percentage of such value, which percentage may be higher than 100%) upon the terms and conditions set forth in the Plan and the applicable Award Agreement. Awards of Restricted Stock Units may include, without limitation, the right to receive dividend equivalents if such right is provided for the Award Agreement.
(bb) “Retirement” shall mean, except as expressly provided in the Award Agreement, the Participant’s voluntary termination of Service as an employee after attaining age 65, or if earlier age 62 with 30 years of continuous service as an employee with the Company or an Affiliate. Provided, that if Retirement triggers a payment under an Award that is subject to Section 409A, then the director must have incurred a Separation from Service” as defined herein and in accordance with Section 409A.
(cc) “Separation from Service” shall mean an employee, director, and contractor to the Company, Bank, and all Affiliates has a “separation from service” within the meaning of Section 409A, including when the Participant dies, retires or has a termination of service as explained in the following provisions:
(i)	The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence, if the period of leave does not exceed six (6) months or, if longer, as long as the employee’s right to reemployment with the Company (or an Affiliate) is provided by statute or contract. A leave of absence is bona fide only if there is a reasonable expectation that the employee will return to perform services for the Company (or an Affiliate). If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided by statute or contract, the employment relationship is deemed to terminate on the first day immediately following the six (6) month period;

(ii)	A director or contractor has a separation from service upon the expiration of the contract, and if there is more than one contract, all contracts, under which the director or contractor performs services as long as the expiration is a good faith and complete termination of the contractual relationship; and

(iii)	If a Participant performs services in more than one capacity, the Participant must separate from service in all capacities as an employee, director, and contractor. Notwithstanding the foregoing, if a Participant provides services both as an employee and a director, the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee under a nonqualified deferred compensation plan in which the Participant participates as an employee and that is not aggregated under Section 409A with any plan in which the Participant participates as a director. In addition, if a Participant provides services both as an employee and a director, the services provided as an employee are not taken into account in determining whether the Participant has a separation from service as a director under a nonqualified deferred compensation plan in which the Participant participates as a director and that is not aggregated under Section 409A with any plan in which the Participant participates as an employee.
(dd) “Service” shall mean employment as an employee (including an officer) of the Company or an Affiliate, or service as a member of the board of directors of the Company or an Affiliate.
(ee) “Shares” shall mean shares of common stock of the Company, $5 par value.
(ff) “Specified Employee” means a “specified employee” as defined by Section 409A. As of the date of the amendment and restatement of this Plan, Section 409A provides that if the Company’s Common Stock is publicly traded on an established securities market or otherwise, then “specified employee” means senior officers who make $130,000 (indexed) or more annually (limited to the top 3 such officers or, if greater (up to a maximum of 50), the top 10%); 1% owners whose compensation is $150,000 or more annually; and 5% owners regardless of their compensation).
(gg) “Stock Appreciation Right” shall mean an Award pursuant to Section 9 that provides for an amount payable in Shares, cash or a combination thereof, as determined by the Committee, equal in value to the excess of the Fair Market Value of a Share on the day the Award is exercised over the Fair Market Value of a Share on the date of the Award.
(hh) “Substitute Award” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.